150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20150548343-75
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 12/16/2015 11:03 AM
	Entity Number C14301-1994

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Islet Sciences, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK OF ISLET SCIENCES, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Islet Sciences, Inc., Nevada corporation (the "Corporation"), does hereby submit the following:

WHEREAS, the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation") authorizes the issuance of up to ten million (10,00,000) shares of preferred stock, par value $0.001 per share, of the Corporation (the "Preferred Stock") in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "Board"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X David E. Wilder

Signature of Officer — David E. Wilder, Chief Operating Officer and Chief Financial Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designations (the "**Certificate of Designations**") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1. Designations. There shall be a series of Preferred Stock that shall be designated as "Series A Convertible Preferred Stock" (the "**Series A Preferred Stock**") and the number of Shares constituting such series shall be 2,500,000. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"**Articles of Incorporation**" has the meaning set forth in the Recitals.

"**Board**" has the meaning set forth in the Recitals.

"**Certificate of Designations**" has the meaning set forth in the Recitals.

"**Change of Control**" means (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

"**Common Stock**" means the common stock, par value $0.001 per share, of the Corporation.

"**Convertible Securities**" means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

"**Corporation**" has the meaning set forth in the Preamble.

"**Conversion Shares**" means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of **Section 8**.

"**Date of Issuance**" means, for any Share of Series A Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

"**Deemed Liquidation**" has the meaning set forth in **Section 5.1(b)**.

"**Junior Securities**" means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

"**Liquidation**" has the meaning set forth in **Section 5.1(a)**.

"**Liquidation Value**" means, with respect to any Share on any given date, $0.60 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series A Preferred Stock).

"**Options**" means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

"**Preferred Stock**" has the meaning set forth in the Recitals.

"**Securities Act**" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

"**Series A Conversion Election Date**" has the meaning set forth in **Section 7.2**.

"**Series A Election Notice**" has the meaning set forth in **Section 7.1**.

"**Series A Preferred Stock**" has the meaning set forth in **Section 1**.

"**Series A Preferred Stock Breach**" has the meaning set forth in **Section 9.1**.

"**Series A Redemption**" has the meaning set forth in **Section 7.1**.

"**Series A Redemption Date**" has the meaning set forth in **Section 7.2**.

"**Series A Redemption Notice**" has the meaning set forth in **Section 7.2**.

"**Series A Redemption Price**" has the meaning set forth in **Section 7.1**.

"**Share**" means a share of Series A Preferred Stock.

"**Subsidiary**" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

"**Supermajority Interest**" means two-thirds of the then total outstanding Shares of Series A Preferred Stock.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities.

4. Participating Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities or property, but excluding (i) any dividend or distribution payable on the

Common Stock in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, the Corporation shall simultaneously declare and pay a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to **Section 8** as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

5. Liquidation.

5.1 Liquidation; Deemed Liquidation

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a "**Liquidation**"), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared).

(b) Deemed Liquidation. The occurrence of a Change of Control (a "**Deemed Liquidation**") shall be deemed a Liquidation for purposes of this **Section 5**. Upon the consummation of any such Deemed Liquidation, the holders of the Series A Preferred Stock shall, in consideration for cancellation of their Shares, be entitled to the same rights such holders are entitled to under this **Section 5** upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series A Preferred Stock under **Section 5.1(a)** hereof. Notwithstanding the foregoing, nothing in this **Section 5.1(b)** shall limit in any respect the right of any holder of Series A Preferred Stock to elect the benefits of either this **Section 5** or **Section 8.6(b)** in connection with any Change of Control.

5.2 Notice.

(a) Notice Requirement. In the event of any Liquidation (or Deemed Liquidation), the Corporation shall, within twenty (20) days of the date the Board approves such action, or no later than thirty (30) days of any stockholders' meeting called to approve such action, or within thirty (30) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

(b) Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation (or Deemed Liquidation) of the Corporation before the expiration of forty (40) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice,

whichever is later; *provided* that any such period may be shortened upon the written consent of the holders of all the outstanding Shares.

6. Voting. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each Share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Share is convertible pursuant to **Section 8** herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

7. Redemption.

7.1 Redemption. Subject to the provisions of **Section 9.2(a)**, at any time on or after the fifth anniversary of the Date of Issuance, the holders of not less than a Supermajority Interest shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of the then outstanding Shares of Series A Preferred Stock redeemed by the Corporation (a "**Series A Redemption**") for a price per Share equal to the Liquidation Value for such Share, plus all accrued but unpaid dividends on such Share (whether or not declared) (the "**Series A Redemption Price**"). Any such Series A Redemption shall occur not more than sixty (60) days following receipt by the Corporation of a written election notice (the "**Series A Election Notice**") from the holders of not less than a Supermajority Interest. Upon receipt of a Series A Election Notice, all holders of Series A Preferred Stock shall be deemed to have elected to have all of their Shares redeemed pursuant to this **Section 7** and such election shall bind all holders of Series A Preferred Stock; *provided*, that notwithstanding anything to the contrary contained herein, each holder of Shares of Series A Preferred Stock shall have the right to elect prior to the Series A Conversion Election Date to give effect to the conversion rights contained in **Section 8** instead of giving effect to the provisions contained in this **Section 7** with respect to the Shares of Series A Preferred Stock held by such holder. In exchange for the surrender to the Corporation by the respective holders of Shares of Series A Preferred Stock of their certificate or certificates representing such Shares in accordance with **Section 7.4** below, the aggregate Series A Redemption Price for all Shares held by each holder of Shares shall be payable in cash in immediately available funds to the respective holders of the Series A Preferred Stock on the applicable Series A Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series A Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Nevada law.

7.2 Redemption Notice. As promptly as practicable, but in no event later than ten (10) days following receipt of a Series A Election Notice, the Corporation shall send written notice (the "**Series A Redemption Notice**") of its receipt of a Series A Election Notice to each holder of record of Series A Preferred Stock. Each Series A Redemption Notice shall state:

(a) the number of Shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Series A Redemption Date specified in the Series A Redemption Notice;

(b) the date of the closing of the redemption, which pursuant to **Section 7.1** shall be no later than sixty (60) days following receipt by the Corporation of the Series A Election Notice (the applicable date, the "**Series A Redemption Date**") and the Series A Redemption Price;

(c) the date upon which the holder's right to convert its Shares pursuant to **Section 8** terminates, which date shall be no earlier than five (5) days before the Series A Redemption Date (the applicable date, the "**Series A Conversion Election Date**"); and

(d) the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates representing the Shares of Series A Preferred Stock to be redeemed.

7.3 Insufficient Funds; Remedies For Nonpayment.

(a) Insufficient Funds. If on any Series A Redemption Date, the assets of the Corporation legally available are insufficient to pay the full Series A Redemption Price for the total number of Shares elected to be redeemed pursuant to **Section 7.1**, the Corporation shall (i) take all commercially reasonable and appropriate action to maximize the assets legally available for paying the Series A Redemption Price, (ii) redeem out of all such assets legally available therefor on the applicable Series A Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares elected to be redeemed by each such holder on the applicable Series A Redemption Date, and (iii) following the applicable Series A Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series A Redemption Price.

(b) Remedies For Nonpayment. If on any Series A Redemption Date, all of the Shares elected to be redeemed pursuant to a Series A Election Notice are not redeemed in full by the Corporation by paying the entire Series A Redemption Price, until such Shares are fully redeemed and the aggregate Series A Redemption Price paid in full, (i) all of the unredeemed Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in **Section 4**, (ii) interest on the portion of the aggregate Series A Redemption Price applicable to the unredeemed Shares shall accrue daily in arrears at a rate equal to five percent (5%) per annum, and (iii) the holders of the unredeemed Shares shall have the remedies set forth in **Section 9.2**.

7.4 Surrender of Certificates. On or before the Series A Redemption Date, each holder of Shares of Series A Preferred Stock not otherwise electing prior to the Series A Conversion Election Date to convert its Shares pursuant to **Section 8** shall surrender the certificate or certificates representing such Shares to the Corporation, in the manner and place designated in the Series A Redemption Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Series A Redemption Notice. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series A Redemption Price by certified check or wire transfer to the

holder of record of such certificate; *provided* that if less than all the Shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable holder of record of canceled stock certificate.

7.5 Rights Subsequent to Redemption. If on the applicable Series A Redemption Date, the Series A Redemption Price is paid (or tendered for payment) for any of the Shares to be redeemed on such Series A Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

8. Conversion.

8.1 Right to Convert. Subject to the provisions of this **Section 8.1**, at any time and from time to time on or after the date upon which the Corporation filed with the State of Nevada a certificate of amendment increasing the authorized shares of the Corporation's Common Stock, any holder of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series A Preferred Stock (including any fraction of a share) held by such holder (along with the aggregate accrued by unpaid dividends, if any) into an aggregate number of shares of Common Stock (including any fraction of a share) equal to ten (10) shares of Common Stock for every one (1) share of Series A Preferred to be converted.

8.2 Procedures for Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to **Section 8.1**, a holder shall (i) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (ii) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (x) a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to **Section 8.1** and, if applicable (y) a certificate in such holder's (or the name of such holder's designee as stated in the written election) for the number of Shares of Series A Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

8.3 Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this **Section 8.3** shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to **Section 7**), other than the

right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

8.4 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to **Section 8.1** shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

8.5 Termination of Conversion Rights. In the event of a Series A Election Notice or a Series A Redemption Notice relating to a redemption of any Shares of Series A Preferred Stock pursuant to **Section 7**, the conversion rights described herein of the Shares designated for redemption shall terminate at the close of business on the applicable Series A Conversion Election Date, unless the Series A Redemption Price is not fully paid on such redemption date, in which case the conversion rights for such Shares shall continue until such price is paid in full.

8.6 Adjustment to Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this **Section 8**, the number of Conversion Shares issuable on conversion of the Shares of Series A Preferred Stock shall be subject to adjustment from time to time as provided in this **Section 8.6.**

(a) Adjustment to Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall be proportionately decreased. Any adjustment under this **Section 8.6(a)** shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b) Adjustment to Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Corporation; (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares); (iii) consolidation or merger of the Corporation with or into another Person; (iv) sale of all or substantially all of the Corporation's assets to another Person; or (v) other similar transaction (other than any such transaction covered by **Section 8.6(a)**), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Series A Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger,

sale or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder's rights under this Certificate of Designations to insure that the provisions of this **Section 8** hereof shall thereafter be applicable, as nearly as possible, to the Series A Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series A Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the to the number of Conversion Shares acquirable upon conversion of the Series A Preferred Stock to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, without regard to any limitations or restrictions on conversion. The provisions of this **Section 8.6(b)** shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designations, the obligation to deliver to the holders of Series A Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this **Section 8.6(b)**, each holder of Shares of Series A Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of **Section 5.1(b)** (if applicable to such event or transaction), **Section 7.1** or **Section 8** hereunder, instead of giving effect to the provisions contained in this **Section 8.6(b)** with respect to such holder's Series A Preferred Stock.

(c) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series A Preferred Stock, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series A Preferred Stock held by such holder.

(d) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least thirty (30) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Conversion Shares.

9. Breach of Obligations.

9.1 Series A Preferred Stock Breach. A breach by the Corporation of the rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock set forth herein shall mean the occurrence of one or more of any of the events and conditions set forth in this **Section 9.1** (each such event or condition, a "**Series A Preferred Stock Breach**"), whether such event or condition occurs voluntarily or involuntarily, by operation of law or pursuant to any judgment, order, decree, rule or regulation and regardless of the reason or cause of such event or condition.

(a) Nonpayment of Dividends. The failure of the Corporation to pay any dividend when due pursuant to **Section 4**, whether or not such payment is legally permissible or is otherwise prohibited.

(b) Nonpayment of Redemption or Liquidation Payments. The failure of the Corporation to make any (i) redemption payment when due pursuant to **Section 7** or (ii) liquidation

payment when due pursuant to **Section 5**, in each case whether or not such payment is legally permissible or is otherwise prohibited.

(c) Conversion Shares. The failure of the Corporation to hold a stockholders' meeting by December 31, 2016, at which the stockholders of the Corporation vote on a proposal to increase the amount of authorized Common Stock of the Corporation.

(d) Bankruptcy or Insolvency. The Corporation or any of its Subsidiaries (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) days or is not dismissed or vacated within forty-five (45) days after filing; (iii) makes a general assignment for the benefit of creditors; or (iv) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(e) Judgments. A judgment in excess of $1,000,000 is rendered against the Corporation or any of its Subsidiaries and such judgment is not (i) either discharged or execution thereof stayed pending appeal, in each case within sixty (60) days after entry thereof, or (ii) discharged within sixty (60) days after the expiration of any stay pending appeal.

9.2 Consequences of Breach. In addition to any other rights which a holder of Shares of Series A Preferred Stock is entitled under any other contract or agreement and any other rights such holder may have pursuant to applicable law, the holders of Shares of Series A Preferred Stock shall have the rights and remedies set forth in this **Section 9.2** on the occurrence of a Series A Preferred Stock Breach.

(a) Redemption Right. Notwithstanding the earliest date for redemption set forth in **Section 7.1**, if a Series A Preferred Stock Breach has occurred (other than a Series A Preferred Stock Breach described in **Section 9.1(d)**) and is continuing for a period of sixty (60) days, the holders of not less than a Supermajority Interest of Series A Preferred Stock shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of the then outstanding Shares of Series A Preferred Stock immediately redeemed by the Corporation for a price per Share equal to the Series A Redemption Price. Any such redemption shall occur not more than thirty (30) days following receipt by the Corporation of a Series A Election Notice. Upon receipt of a Series A Election Notice, all holders of Series A Preferred Stock shall be deemed to have elected to have all of their Shares redeemed pursuant to this **Section 9.2(a)** and such election shall bind all holders of Series A Preferred Stock; *provided*, that notwithstanding anything to the contrary contained herein, each holder of Shares of Series A Preferred Stock shall have the right to elect prior to the Series A Conversion Election Date to give effect to the conversion rights contained in **Section 8** instead of giving effect to the provisions contained in this **Section 9.2(a)** with respect to the Shares of Series A Preferred Stock held by such holder. Any such redemption shall otherwise be executed in accordance with the provisions of **Section 7**, applied *mutatis mutandis*.

(b) Automatic Redemption on Bankruptcy. Notwithstanding the earliest date for redemption set forth in **Section 7.1**, if a Series A Preferred Stock Breach described in **Section 9.1(d)** has occurred, all of the then outstanding Shares of Series A Preferred Stock shall be subject to redemption

immediately without any action required by the holders of Shares of Series A Preferred Stock, for a price per Share equal to the Series A Redemption Price. Any such redemption shall occur immediately and shall otherwise be executed in accordance with the provisions of **Section 7**, applied *mutatis mutandis*.

10. Reissuance of Series A Preferred Stock. Any Shares of Series A Preferred Stock redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold or transferred.

11. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this **Section 11**).

12. Amendment and Waiver. No provision of this Certificate of Designations may be amended, modified or waived except by an instrument in writing executed by the Corporation and a Supermajority Interest, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; *provided*, that no such action shall change or waive (a) the definition of Liquidation Value or (b) this **Section 12**, without the prior written consent of each holder of outstanding Shares of Series A Preferred Stock; *provided, further*, that no amendment, modification or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this **Section 12**.